Exhibit 99.1

Renalytix plc

(“Renalytix” or the “Company”)

Issue of Shares and Rule 2.9 Announcement

LONDON and NEW YORK – July 15, 2024 - Renalytix plc (NASDAQ: RNLX) (LSE: RENX), announces the repayment of $1.06 million of the principal amount of the Company’s convertible bond and the interest for the period, further details of which were announced on 31 March 2022. The repayment is being made through the issue of 2,275,000 Ordinary Shares and 4,641,161 American Depositary Shares (“ADSs”).

After settlement of the repayment, the principal remaining under the convertible bond will be reduced by $1.06 million to $11.66 million.

11,557,322 new ordinary shares of £0.0025 each in the capital of the Company will be issued to settle including conversion of 4,641,161 ADSs (9,282,322 Ordinary Shares with each ADS representing two Ordinary Shares).

An application has been made to the London Stock Exchange for the new Ordinary Shares to be admitted to trading on AIM. It is expected that admission of the 11,557,322 new Ordinary Shares to trading on AIM will become effective on, or around, 8am UK time on 17 July 2024 ("Admission"). The new Ordinary Shares will rank pari passu with the existing Ordinary Shares of the Company.

Total voting rights

Following Admission, the Company will have 165,925,513 Ordinary Shares in issue with each share carrying the right to one vote. The Company has no Ordinary Shares held in treasury. The total number of voting rights in the Company following Admission will therefore be 165,925,513.

Rule 2.9 Disclosure

In accordance with Rule 2.9 of the City Code on Takeovers and Mergers (the "Takeover Code"), the Company confirms that following the allotment and issue of the Ordinary Shares mentioned above, the Company has 165,925,513 Ordinary Shares in issue with each Ordinary Share carrying the right to one vote. The Company has no Ordinary Shares held in treasury. The Company also has a sponsored Level III ADR programme. The ADSs are traded on the Nasdaq Global Market and Citibank N.A. acts as the depositary for the programme. Each ADS represents two Ordinary Shares. The total number of voting rights in the Company is therefore 165,925,513.

The International Securities Identification Number for the Ordinary Shares is GB00BYWL4Y04.

The International Securities Identification Number for the ADSs is US75973T1016.

For further information, please contact:

Renalytix plc	www.renalytix.com
James McCullough, CEO	Via Walbrook PR

Stifel (Nominated Adviser, Joint Broker)	Tel: 020 7710 7600
Alex Price / Nicholas Moore / Nick Harland / Samira Essebiyea

Investec Bank plc (Joint Broker)	Tel: 020 7597 4000
Gary Clarence / Shalin Bhamra

Walbrook PR Limited	Tel: 020 7933 8780 or renalytix@walbrookpr.com
Paul McManus / Lianne Applegarth / Alice Woodings	Mob: 07980 541 893 / 07584 391 303 / 07407 804 654

CapComm Partners
Peter DeNardo	Tel: 415-389-6400 or investors@renalytix.com

About Renalytix

Renalytix (NASDAQ: RNLX) (LSE: RENX) is an artificial intelligence enabled in-vitro diagnostics and laboratory services company that is the global founder and leader in the field of bioprognosis™ for kidney health. In late 2023, our kidneyintelX.dkd test was recognized as the first and only FDA-authorized prognostic test to enable early-stage CKD (stages 1-3b) risk assessment for progressive decline in kidney function in T2D patients. By understanding how disease will progress, patients and clinicians can take action earlier to improve outcomes and reduce overall health system costs. For more information, visit www.renalytix.com.

Disclosure requirements of the Takeover Code

Under Rule 8.3(a) of the Takeover Code, any person who is interested in one per cent. or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any securities exchange offeror is first identified.

An Opening Position Disclosure must contain details of the person's interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 p.m. (London time) on the 10th business day following the commencement of the offer period and, if appropriate, by no later than 3.30 p.m. (London time) on the 10th business day following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Takeover Code, any person who is, or becomes, interested in one per cent. or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person's interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror, save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 p.m. (London time) on the business day following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Panel's website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. You should contact the Panel's Market Surveillance Unit on +44 (0)20 7638 0129 if you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure.